AMENDED AND RESTATED BYLAWS
OF
CYTOKINETICS, INCORPORATED

(as amended and restated on November 16, 2023)

Page

Article I CORPORATE OFFICES		1
1.1	Registered Office	1
1.2	Other Offices	1
Article II MEETINGS OF STOCKHOLDERS		1
2.1	Place of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meeting	1
2.4	Advance Notice Procedures	1
2.5	Manner of Giving Notice; Affidavit of Notice	7
2.6	Quorum	7
2.7	Adjournments and Postponements	7
2.8	Conduct of Business.	7
2.9	Voting	8
2.10	Stockholder Action by Written Consent Without a Meeting	8
2.11	Record Date for Stockholder Notice; Voting; Giving Consents	8
2.12	Proxies	8
2.13	List of Stockholders Entitled to Vote	8
2.14	Inspectors of Election	9
Article III DIRECTORS		9
3.1	Powers	9
3.2	Number of Directors	9
3.3	Election, Qualification and Term of Office of Directors	9
3.4	Resignation and Vacancies	9
3.5	Place of Meetings; Meetings by Telephone	10
3.6	Regular Meetings	10
3.7	Special Meetings; Notice	10
3.8	Quorum	10
3.9	Board Action by Written Consent Without a Meeting	10
3.10	Fees and Compensation of Directors	10
3.11	Approval of Loans to Officers	10
3.12	Removal of Directors	11
Article IV COMMITTEES		11
4.1	Committees of Directors	11
4.2	Committee Minutes	11

i

(continued)

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4.3	Meetings and Action of Committees	11
Article V OFFICERS		11
5.1	Officers	11
5.2	Appointment of Officers	11
5.3	Subordinate Officers	12
5.4	Removal and Resignation of Officers	12
5.5	Vacancies in Offices	12
5.6	Representation of Shares of Other Corporations	12
5.7	Authority and Duties of Officers	12
Article VI RECORDS AND REPORTS		12
6.1	Maintenance and Inspection of Records	12
6.2	Inspection by Directors	12
Article VII GENERAL MATTERS		13
7.1	Execution of Corporate Contracts and Instruments	13
7.2	Stock Certificates; Partly Paid Shares	13
7.3	Special Designation on Certificates	13
7.4	Lost Certificates	13
7.5	Construction; Definitions	14
7.6	Dividends	14
7.7	Fiscal Year	14
7.8	Seal	14
7.9	Transfer of Stock	14
7.10	Stock Transfer Agreements	14
7.11	Registered Stockholders	14
7.12	Waiver of Notice	14
7.13	Electronic Signatures	14
Article VIII NOTICE BY ELECTRONIC TRANSMISSION		15
8.1	Notice by Electronic Transmission	15
8.2	Definition of Electronic Transmission	15
8.3	Inapplicability	15
Article IX INDEMNIFICATION		15
9.1	Indemnification of Directors and Officers	15
9.2	Indemnification of Others	15
9.3	Prepayment of Expenses	16
9.4	Determination; Claim	16

(continued)

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9.5	Non-Exclusivity of Rights	16
9.6	Insurance	16
9.7	Other Indemnification	16
9.8	Amendment or Repeal	16
Article X FORUM SELECTION		16
10.1	State Court Selection	16
10.2	Federal Court Selection	17
10.3	Notice and Consent	17
Article XI AMENDMENTS		17

AMENDED AND RESTATED BYLAWS OF CYTOKINETICS, INCORPORATED

Article I

CORPORATE OFFICES

1.1 Registered Office. The registered office of Cytokinetics, Incorporated (the “corporation”) shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 Other Offices. The corporation’s Board of Directors (the “Board”) may at any time establish other offices at any place or places where the corporation is qualified to do business.

Article II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2 Annual Meeting. An annual meeting of stockholders shall be held each year. The Board shall designate the date and time of the annual meeting. In the absence of such designation the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding business day. At the annual meeting, directors shall be elected and any other proper business may be transacted.

2.3 Special Meeting. A special meeting of stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 Advance Notice Procedures.

(a) At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations of persons for election to the Board or the proposal of other business to be properly brought before an annual meeting, such business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder who timely delivers notice thereof in proper written form to the secretary of the corporation and otherwise complies with the requirements set forth in this Section 2.4. Any matter proposed to be brought by a stockholder must also constitute a proper matter for stockholder action. Section 2.4(a)(iii) sets forth the exclusive means for a stockholder to nominate persons for election to the Board or to propose other business to be considered at a meeting of stockholders (other than matters properly brought under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)).

(b) To be timely, a stockholder’s notice must be received at the principal executive office of the corporation not less than 120 calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of the 120th calendar day prior to such annual meeting and the 10th calendar day following the date on which public announcement of the date of the meeting is first made.

(c) To be in proper written form, a stockholder’s notice to the secretary must set forth:

(i) As to the stockholder giving the notice and any Stockholder Associated Person (as defined below):

(A) whether such person is providing the notice at the request of a beneficial holder of any shares of the corporation;

(B) the name and address, as they appear on the corporation’s books, of such person;

(C) (1) the class and number of shares of the corporation that are, directly or indirectly, owned beneficially or of record by such person; (2) the dates such shares were acquired; (3) the investment intent of such acquisition; and (4) evidence of such beneficial or record ownership;

(D) a complete and accurate description of any instrument, agreement, arrangement, or understanding (including any derivative, long or short position, profit interest, forward, future, swap, option, warrant, convertible security, stock appreciation right or similar right, hedging transaction, repurchase agreement or arrangement, borrowed or loaned shares) with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, the effect or intent of which is to mitigate loss, manage risk, or benefit from changes in the price of any shares of the corporation, to transfer to or from any person or entity, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the corporation, to maintain, increase, or decrease the voting power of any person or entity with respect to shares of the corporation, or to provide any person or entity, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any shares of the corporation (collectively, “Derivative Instruments”) owned, held or entered into by such person;

(E) a complete and accurate description of any agreement, arrangement or understanding pursuant to which such person has received any financial assistance, funding or other consideration from any other person with respect to the investment by such person in the corporation;

(F) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such person may be entitled as a result of any increase or decrease in the value of any shares of the corporation or any Derivative Instrument;

(G) a complete and accurate description of all agreements, arrangements and understandings between or among such stockholder, Stockholder Associated Person and any other person or persons (naming such person or persons) in connection with or related to the proposed nomination or other business included in the notice, including without limitation (A) any proxy, contract, arrangement, understanding or relationship pursuant to which such person has the right to vote any shares of the corporation; and (B) any other agreements that would be required to be disclosed pursuant to Item 6 of a Schedule 13D filed pursuant to the 1934 Act (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder, Stockholder Associated Person or other person);

(H) any material interest of such person in such proposed nomination or other business;

(I) to the extent known by the stockholder giving the notice, the names and addresses of any other beneficial or record owners of shares of the corporation known to be supporting the proposed nomination or other business;

(J) a written representation from the stockholder giving the notice as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends: (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding shares required to elect each proposed nominee or to approve or adopt such other business; (ii) otherwise to solicit proxies in support of such proposed nomination or other business; and/or (iii) to solicit the holders of the corporation’s shares in accordance with Rule 14a-19 under the 1934 Act; and

(K) any other information relating to such person or the proposed nomination or other business that would be required to be disclosed in solicitations of proxies for such nomination or proposal, or that is required to be provided by such person, in each case pursuant to Regulation 14A under the 1934 Act.

(ii) In addition to the foregoing requirements, if such notice involves a proposal of business other than a director nomination, then such notice must also include, as to each such proposal the stockholder proposes to bring before the annual meeting:

(A) a brief description of such business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

(B) the text of the proposal or business (including the complete text of any resolutions proposed to be presented for consideration and, in the event such business includes a proposal to amend the corporation’s certificate of incorporation or these bylaws, the language of the proposed amendment).

(iii) In addition to the foregoing requirements, if such notice involves the nomination of a director for election or re-election to the Board, then such notice must also include, as to each person whom the stockholder proposes to nominate:

(A) the name, age, business address and residence address of such proposed nominee,

(B) the principal occupation or employment of such proposed nominee,

(C) (1) the class and number of shares of the corporation that are, directly or indirectly, owned beneficially or of record by such proposed nominee; (2) the dates such shares were acquired; (3) the investment intent of such acquisition; (4) evidence of such beneficial or record ownership; and (5) any Derivative Instruments, directly or indirectly, owned, held or entered into by such proposed nominee;

(D) a complete and accurate description of all direct and indirect compensation, payment, reimbursement, indemnification, financial and other material monetary agreements arrangements or understandings between or among such proposed nominee, the stockholder giving the notice, any Stockholder Associated Person of such stockholder and any other person or persons (naming such person or persons) in connection with the proposed nominee’s nomination or service or action as a director, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder giving the notice and any Stockholder Associated Person of such stockholder were the “registrant” for purposes of such item and the proposed nominee was a director or executive officer of such registrant;

(E) details of any relationship between such proposed nominee and any person or persons that would require disclosure on Schedule 13D if such proposed nominee was required to file a Schedule 13D with respect to the corporation;

(F) details of any positions where such proposed nominee has served as an officer or director of any competitor of the corporation (that is, any entity that provides products or services that compete with or are alternatives to the products produced or services provided by the corporation or any affiliate thereof) within the three years preceding the submission of the stockholder’s notice;

(G) a completed directors’ and officers’ questionnaire with respect to such proposed nominee in the form required by the corporation (which form the stockholder giving the notice shall request in writing from the secretary of the corporation and which the secretary shall provide to the stockholder within 10 calendar days of receiving such request) and signed by such proposed nominee;

(H) a written representation and agreement in a form reasonably satisfactory to the Board and signed by such proposed nominee that such nominee:

(1) will comply with the corporation’s processes for evaluating any person being considered for nomination or re-nomination to the Board, including an agreement to meet with the Nominating and Governance Committee, if requested, to discuss matters relating to the nomination of such nominee, including the information provided by such nominee to the corporation in connection with his or her nomination and such nominee’s eligibility to serve as a member of the Board;

(2) consents to the running of a background check in accordance with the corporation’s policy for prospective directors and will provide any information requested by the corporation that is necessary to run such background check;

(3) is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the corporation in connection with service or action as a director of the corporation that has not been disclosed to the corporation; (ii) any agreement, arrangement or understanding with any person as to how such nominee would vote or act on any issue or question as a director of the corporation (a “Voting Commitment”) that has not been disclosed to the corporation; or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with such nominee’s ability to comply, if elected as a director of the corporation, with his or her fiduciary duties under applicable law;

(4) if elected as a director of the corporation, (i) will comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange on which any of the corporation’s shares are traded, and all of the corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the corporation’s directors; and (ii) would be in compliance with any such policies and guidelines that have been publicly disclosed;

(5) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(6) will furnish such other information as may reasonably be required by the corporation to determine the eligibility of such nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee;

(7) consents to being named in the corporation’s proxy statement, associated proxy card and other proxy materials as a nominee and to serving as a director of the corporation if elected; and

(I) any other information relating to such proposed nominee that would be required to be disclosed in solicitations of proxies for elections of directors, or that is otherwise required to be provided by such proposed nominee, in each case pursuant to Regulation 14A under the 1934 Act.

(d) A stockholder providing notice of a proposed nomination or other proposal of business shall update the notice delivered and information previously provided to the corporation pursuant to this Section 2.4, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (i) as of the record date for determining the stockholders entitled to notice of the applicable meeting; and (ii) as of the date that is 10 business days prior to such meeting (or any adjournment or postponement thereof), and such update must be received by the secretary of the corporation at the corporation’s principal executive office not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such meeting (in the case of an update required to be made as of the date that is 10 business days prior to such meeting or any adjournment or postponement thereof).

(e) The obligation of a stockholder to provide information or an update pursuant to this Section 2.4 shall not limit the corporation’s rights with respect to any deficiencies in any notice or information provided by such person, extend any applicable deadlines under this Section 2.4 or enable or be deemed to permit such person to amend or update any nomination or proposal, as applicable, or to submit any new nomination or proposal, including by substituting or adding nominees or proposals, as applicable. A stockholder may not, after the last day on which a notice would be timely under this Section 2.4, cure in any way any defect preventing the submission of the proposed nomination or proposal.

(f) Notwithstanding anything to the contrary in these bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) under the 1934 Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded). Upon request by the corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, then such stockholder shall deliver to the corporation, no later than 5 business days prior to the applicable meeting of stockholders, reasonable evidence that it has met the applicable requirements of Rule 14a-19 under the 1934 Act.

(g) With respect to nominations or other proposals of business to be brought by a stockholder before a meeting of stockholders, a stockholder must also comply with all applicable requirements contained in the corporation’s certificate of incorporation and all other applicable laws, rules and regulations, including under the 1934 Act. Notwithstanding anything to the contrary, the notice requirements set forth in this Section 2.4 with respect to the proposal of any business (other than the nomination of a director) by a stockholder shall be deemed satisfied if such stockholder has submitted the proposal to the corporation in compliance with Rule 14a-8 under the 1934 Act.

(h) Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any nomination or other proposal must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

(i) No person shall be eligible for election as a director of the corporation unless nominated in accordance with, and no business brought before a meeting by a stockholder shall be conducted at an annual meeting except in compliance with, the procedures set forth in this Section 2.4. If the chairperson of the meeting determines that a nomination or other proposal of business was not made in accordance with the procedures prescribed by these bylaws, he or she shall declare at the meeting that such nomination or proposal, as applicable, is defective and such defective nomination or proposal shall be disregarded. Unless otherwise required by law, if the stockholder giving the notice pursuant to this Section 2.4 (or a qualified representative of such stockholder) does not appear at the applicable meeting of stockholders to present the nomination or proposal set forth in the stockholder’s notice, then the corporation need not present such nomination or proposal for a vote at such meeting, even if the corporation has received proxies or votes in respect of such matter (which proxies and votes shall also be disregarded). These provisions shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided.

(j) For purposes of these bylaws, a “Stockholder Associated Person” shall mean, with respect to any stockholder giving notice pursuant to this Section 2.4, (i) any person who is a member of a “group” (as such term is used in Rule 13d‑5 of the 1934 Act) with or otherwise acting in concert with such stockholder, (ii) any beneficial owner of shares of capital stock of the corporation on whose behalf the nomination or proposal is being made (other than a stockholder that is a depositary), (iii) any affiliate or associate of such stockholder or any such beneficial owner, and (iv) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder, beneficial owner or any Stockholder Associated Person in respect of any nominations or proposals, as applicable.

2.5 Manner of Giving Notice; Affidavit of Notice. All notices of meetings of stockholders shall be sent or otherwise given in accordance with this Section 2.5 or Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting of stockholders, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the corporation’s records; or (ii) if electronically transmitted as provided in Section 8.1 of these bylaws. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or any other agent of the corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6 Quorum. The holders of a majority of the corporation’s stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting. If, however, such quorum is not present or represented at any meeting of stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting except as otherwise provided in Section 2.7 of these bylaws, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. A quorum, once established, shall not be broken by the subsequent withdrawal of any stockholders or their proxies.

2.7 Adjournments and Postponements. (a) Any meeting of stockholders may be adjourned from time to time for any reason, whether or not a quorum is present, by the Board or the chairperson of the meeting of stockholders to another date, time or place, if any, and unless these bylaws otherwise require, notice of such adjourned meeting need not be given if the date, time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. (b) In addition, subject to applicable law, any meeting of stockholders may be postponed, rescheduled or cancelled by the Board at any time before such meeting has been convened. (c) In no event shall any adjournment or postponement of a stockholders’ meeting (whether or not already publicly disclosed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to Section 2.4 of these bylaws.

2.8 Conduct of Business. The Board may adopt by resolution such rules and regulations for the conduct of each meeting of stockholders as it deems appropriate. The chairperson of any meeting of stockholders shall determine the order of business and, except to the extent inconsistent with the rules and regulations adopted by the Board, shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgement of such person, are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) establishing procedures for the maintenance of order and safety, (ii) establishing limitations on the time allotted for questions or comments, (iii) establishing restrictions on entry to such meeting after the time prescribed for the commencement thereof, (iv) establishing limitations on attendance and participation at the meeting to stockholders of record, their duly authorized proxies and such other individuals as the chairperson may determine, (v) establishing the opening and closing of the voting polls, for each item on which a vote is to be taken, (vi) determining and declaring that a proposal or nomination was not properly brought before the meeting, (vii) removing any stockholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the Board or such chairperson, and (viii) restricting the use of audio/video recording devices and cell phones at the meeting.

2.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.10 Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as dividend or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

2.11 Record Date for Stockholder Notice; Voting; Giving Consents. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. If the Board does not so fix a record date: (i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. (ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy in the manner authorized by Section 212 of the DGCL, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal executive office. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.14 Inspectors of Election. Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy. Such inspectors shall: (i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies and ballots; (ii) receive votes, ballots or consents; (iii) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; (iv) count and tabulate all votes, ballots or consents; and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

Article III

DIRECTORS

3.1 Powers. Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by stockholders, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2 Number of Directors. The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member. No reduction in the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. If so provided in the certificate of incorporation, the directors of the corporation shall be divided into three classes.

3.4 Resignation and Vacancies.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect at the time the notice is delivered or at such later time or upon the happening of an event or events as is specified in such notice, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 for the filling of other vacancies.

(b) Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware or by means of remote communication. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held without notice at such date, time and place, either within or outside the State of Delaware, and/or by such means of remote communication, as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors and shall be held at such date, time and place, either within or outside the State of Delaware, and/or by such means of remote communication, as determined by the person or persons calling the meeting. Notice of special meetings shall be: (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile; or (iv) sent by electronic mail, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice shall set forth the date, time and place, if any, and means of remote communication, if any, for the meeting, but need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum. At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by law, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 Approval of Loans to Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or a subsidiary, whenever, in the judgment of the Board, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the corporation.

3.12 Removal of Directors. Any director may be removed from office by the stockholders of the corporation only for cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Article IV

COMMITTEES

4.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of: (i) Section 3.5 (place of meetings and meetings by telephone); (ii) Section 3.6 (regular meetings); (iii) Section 3.7 (special meetings and notice); (iv) Section 3.8 (quorum); (v) Section 7.12 (waiver of notice); and (vi) Section 3.9 (action without a meeting) with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However: (i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; (ii) special meetings of committees may also be called by resolution of the Board; and (iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Article V

OFFICERS

5.1 Officers. The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers. The Board shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 Subordinate Officers. The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the affirmative vote of a majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the time the notice is delivered or at such later time or upon the happening of an event or events as is specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations. The chairperson of the Board, the chief executive officer, the president, any vice president, the chief financial officer or treasurer, the secretary or assistant secretary of the corporation, or any other person authorized by the Board or the chief executive officer or president or a vice president, is authorized to vote, represent, and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI

RECORDS AND REPORTS

6.1 Maintenance and Inspection of Records. The corporation shall, either at its principal executive office or at such place or places as designated by the Board (including on an information storage device or electronic network or database to the extent permitted by Section 224 of the DGCL), keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records. The Company’s books, records and other documents shall be open to inspection by stockholders in the manner provided by law.

6.2 Inspection by Directors. Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

Article VII

GENERAL MATTERS

7.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates; Partly Paid Shares. The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation on Certificates. If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall give to the registered owner thereof a notice, in writing or by electronic transmission, containing the information required or permitted to be set forth or stated on certificates pursuant to this Section 7.3 or otherwise pursuant to the DGCL.

7.4 Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation or other entity and a natural person.

7.6 Dividends. The Board, subject to any restrictions contained in either (i) the DGCL, or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock. The Board may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

7.7 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 Seal. The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

7.10 Stock Transfer Agreements. The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders. The corporation: (i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; (ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and (iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

7.12 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board or any committee of the Board need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

7.13 Electronic Signatures. Unless otherwise required by law, whenever the certificate of incorporation or these bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.

Article VIII

NOTICE BY ELECTRONIC TRANSMISSION

8.1 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if: (i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Any notice given pursuant to the preceding paragraph shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.3 Inapplicability. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

Article IX

INDEMNIFICATION

9.1 Indemnification of Directors and Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

9.2 Indemnification of Others. The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses. The corporation shall pay the expenses incurred by any officer or director of the corporation, and may pay the expenses incurred by any employee or agent of the corporation, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise, or, where indemnification is granted, to the extent the expenses so advanced exceed the amount to which such person is entitled.

9.4 Determination; Claim. If a claim for indemnification or payment of expenses under this Article IX is not paid in full within 60 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article X

FORUM SELECTION

10.1 State Court Selection. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the corporation; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (c) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the corporation’s certificate of incorporation or these bylaws (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the corporation’s certificate of incorporation or these bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 10.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the 1934 Act or any other claim for which the federal courts have exclusive jurisdiction.

10.2 Federal Court Selection. Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

10.3 Notice and Consent. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Article XI

AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote or by the Board in accordance with the corporation’s certificate of incorporation.

CYTOKINETICS, INCORPORATED CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary or Assistant Secretary of Cytokinetics, Incorporated, a Delaware corporation and that the foregoing bylaws, comprising 17 pages, were amended and restated, on November 16, 2023, by the corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 16th day of November, 2023.

/s/ John O. Faurescu
John O. Faurescu, Esq.
Secretary